UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2023

AEGLEA BIOTHERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37722	46-4312787
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 Crescent Street Building 23 Suite 105
Waltham, Massachusetts	02453
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 651-5940

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value Per Share	AGLE	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously announced, on June 22, 2023, Aeglea BioTherapeutics, Inc. (the “Company”) completed the acquisition of Spyre Therapeutics, Inc. (“Spyre”), a privately held biotechnology company advancing a robust pipeline of antibody therapeutics with the potential to transform the treatment of inflammatory bowel disease (IBD), in accordance with the terms of the Agreement and Plan of Merger, dated June 22, 2023 (the “Merger Agreement”), by and among the Company, Aspen Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“First Merger Sub”), Sequoia Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Second Merger Sub”), and Spyre. Pursuant to the Merger Agreement, First Merger Sub merged with and into Spyre, pursuant to which Spyre was the surviving corporation and became a wholly owned subsidiary of the Company (the “First Merger”). Immediately following the First Merger, Spyre merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity and was renamed as Spyre Therapeutics, LLC (together with the First Merger, the “Merger”). In connection with the Merger, the Company assumed all rights and obligations of Spyre under that certain antibody discovery and option agreement, dated May 25, 2023 (the “Paragon Agreement”), by and among Spyre, Paragon Therapeutics, Inc. (“Paragon”) and Parapyre Holding LLC (“Parapyre”), including the obligation of Spyre to provide Parapyre with an annual equity grant of options to purchase 1% of the then outstanding shares of Spyre’s common stock, on a fully-diluted basis, subject to the terms of the Paragon Agreement (the “Parapyre Option Obligation”). The summary description of the Paragon Agreement set forth in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 11, 2023 is incorporated by reference herein.

On September 29, 2023, the Paragon Agreement was amended and restated (such amended and restated agreement, the “A&R Paragon Agreement”) to amend certain terms of the option grant pertaining to the Parapyre Option Obligation, including but not limited to (i) defining that the annual equity grant is based on the outstanding shares of Aeglea’s common stock, (ii) establishing the grant date as the last business day of each applicable calendar year, and (iii) defining the term of the options granted is ten (10) years. Pursuant to the amended terms, the A&R Paragon Agreement provides for, upon the completion of each of the calendar years ending on December 31, 2023 and December 31, 2024, and equity grant of options to purchase 1% of the outstanding shares of the Company’s common stock (“Common Stock”) as of the date of the grant, on a fully-diluted basis, on the last business day of each applicable calendar year, at the fair market value determined by the Company’s board of directors. The options will vest immediately upon grant and be exercisable for a period of ten (10) years following the date of the grant. Except as disclosed herein, the material terms of the A&R Paragon Agreement are the same as the Paragon Agreement.

Paragon and Parapyre each beneficially owns less than 5% of the Company’s capital stock through their respective holdings of Common Stock and Series A Preferred Stock of the Company. Fairmount Funds Management LLC (“Fairmount”) beneficially owns more than 5% of our capital stock, has two seats on the Company’s board of directors and beneficially owns more than 5% of Paragon, which is a joint venture between Fairmount and Fair Journey Biologics. Fairmount has appointed Paragon’s board of directors and has the contractual right to approve the appointment of any executive officers. Parapyre is an entity formed by Paragon as a vehicle to hold equity in Spyre in order to share profits with certain employees of Paragon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEGLEA BIOTHERAPEUTICS, INC.

Date: October 5, 2023	By:	/s/ Cameron Turtle
Cameron Turtle
Chief Operating Officer